                                                                    EXHIBIT 99.3


Consolidated Financial Statements

CANADIAN HUNTER EXPLORATION LTD.
December 31, 2000

CANADIAN HUNTER EXPLORATION LTD.


                           Consolidated Balance Sheet
                         (THOUSANDS OF CANADIAN DOLLARS)


As at December 31, 2000


ASSETS
CURRENT
Accounts receivable                                                           212,777
Inventories                                                                    18,948
Other current assets [Note 3]                                                   3,351
                                                                           ----------
                                                                              235,076
Other assets [Note 3]                                                          33,064
Property, plant and equipment [Note 4]                                      1,252,484
                                                                           ----------
                                                                            1,520,624
                                                                           ==========

LIABILITIES
CURRENT
Accounts payable and accrued liabilities                                      180,164
Income taxes payable                                                           19,909
Current portion of deferred revenue and other liabilities [Note 5]              4,256
                                                                           ----------
                                                                              204,329
Deferred revenue and other liabilities [Note 5]                                52,266
Long-term debt [Note 6]                                                       234,883
Future income tax liability                                                   397,060
Minority interest                                                              13,998
                                                                           ----------
                                                                              902,536
                                                                           ----------

SHAREHOLDERS' EQUITY
Share capital [Note 8]                                                        347,638
Retained earnings                                                             270,445
Cumulative translation adjustment                                                   5
                                                                           ----------
                                                                              618,088
                                                                           ----------
                                                                            1,520,624
                                                                           ==========



See accompanying notes

On behalf of the Board:



Clifford A. Rae                     Stephen J. Savidant
DIRECTOR                            DIRECTOR

CANADIAN HUNTER EXPLORATION LTD.


           Consolidated Statement of Net Income and Retained Earnings (THOUSANDS OF CANADIAN DOLLARS, EXCEPT PER SHARE AMOUNTS)


Year Ended December 31, 2000


REVENUE
Petroleum and natural gas sales                                     909,315
Royalties                                                          (200,488)
                                                                 ----------
                                                                    708,827
                                                                 ----------

EXPENSES
Production                                                           56,198
General and administrative                                           24,266
Interest and other financing charges [Note 6]                        65,012
Depletion, depreciation and amortization                            192,839
Other                                                                 1,732
Minority interest                                                       426
                                                                 ----------
                                                                    340,473
                                                                 ----------

INCOME BEFORE INCOME TAXES                                          368,354
Income taxes [Note 7]
Current                                                              17,195
Future                                                              143,430
                                                                 ----------
Net income                                                          207,729
                                                                 ----------

RETAINED EARNINGS, BEGINNING OF YEAR                                 68,488
Cash issued under incentive share option plan [Note 8]               (5,772)
                                                                 ----------
RETAINED EARNINGS, END OF YEAR                                      270,445
                                                                 ==========

NET INCOME PER SHARE [NOTE 8]
Basic                                                            $     3.49
Fully diluted                                                    $     3.37

See accompanying notes

CANADIAN HUNTER EXPLORATION LTD.


                       Consolidated Statement of Cash Flow
            (THOUSANDS OF CANADIAN DOLLARS, EXCEPT PER SHARE AMOUNTS)


Year Ended December 31, 2000


OPERATING ACTIVITIES
NET INCOME                                                                207,729
Add items not involving cash
   Depletion, depreciation and amortization                               192,195
   Deferred revenue recognized in the year [Note 5]                        49,334
   Future income taxes                                                    143,430
   Minority interest                                                          426
                                                                       ----------
Funds from operations                                                     593,114
Net change in non-cash working capital [Note 12]                          (78,246)
                                                                       ----------
Cash provided by operating activities                                     514,868
                                                                       ----------

INVESTING ACTIVITIES
Exploration and development of oil and natural gas properties            (356,971)
Acquisition of equipment and other assets                                  (4,684)
Acquisition of oil and natural gas properties                             (93,097)
Acquisition of Atalaya Energy S. A. [Note 2]                              (54,530)
Disposition of oil and natural gas properties                              30,533
Increase in other assets                                                  (14,956)
Net change in non-cash working capital [Note 12]                           14,997
                                                                       ----------
Cash used in investing activities                                        (478,708)
                                                                       ----------

FINANCING ACTIVITIES
Cash issued under incentive share option plan                              (5,772)
Share capital issued [Note 8]                                                 118
Drawings on long-term debt [Note 6]                                        74,504
Foreign exchange                                                              (21)
Decrease in deferred revenue and other liabilities                       (104,989)
                                                                       ----------
Cash used in financing activities                                         (36,160)
                                                                       ----------

NET CHANGE IN CASH                                                             --
Cash, beginning of year                                                        --
                                                                       ----------
CASH, END OF YEAR                                                              --
                                                                       ----------

FUNDS FROM OPERATIONS PER SHARE [NOTE 8]
Basic                                                                  $     9.96
Fully diluted                                                          $     9.56


See accompanying notes

CANADIAN HUNTER EXPLORATION LTD.


                   Notes to Consolidated Financial Statements
                         (THOUSANDS OF CANADIAN DOLLARS)


Year Ended December 31, 2000


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

These financial statements have been prepared by management in accordance with accounting principles generally accepted in Canada. A summary of the differences between accounting principles generally accepted in Canada and those generally accepted in the United States is contained in Note 15 to these statements.

As these financial statements have been prepared for a special purpose, to meet the United States filing requirements for financial statement disclosure for a significant acquisition by Burlington Resources Inc., comparative financial statements have not been presented.

CONSOLIDATION

The consolidated financial statements of Canadian Hunter Exploration Ltd. (the "Corporation") include the financial position and the results of operations for all of its subsidiaries. A substantial portion of the Corporation's activities are conducted jointly with others and the consolidated financial statements reflect only the Corporation's proportionate interest in such activities.

PROPERTY, PLANT AND EQUIPMENT

The Corporation follows the full cost method of accounting for oil and natural gas operations, as prescribed by The Canadian Institute of Chartered Accountants, whereby all costs relating to the exploration for and the development of oil and natural gas reserves are capitalized and accumulated in country-by-country cost centres. Capitalized costs include lease and reserve acquisition costs, geological and geophysical costs, carrying charges of non-producing properties, costs of drilling both productive and non-productive wells and direct overhead expenditures related to exploration and development activities. Costs capitalized are depleted and depreciated using the unit-of-production method based on gross proven oil and natural gas reserves converted to a common unit of measure utilizing relative heating value. In determining its depletion base the Corporation includes the cost of unproven land and an estimate of future costs to be incurred in developing proven reserves. The entire proceeds from the disposal of oil and natural gas properties are applied as a reduction of capitalized costs, except when such disposition would result in a greater than 20 percent change in the rate of depletion, in which case a gain or loss on disposal would be recorded.

In applying the full cost method of accounting, the Corporation performs a ceiling test which restricts capitalized costs less accumulated depletion and depreciation, future income tax liabilities and site restoration from exceeding the estimated undiscounted value of future net revenue derived from gross proven oil and natural gas reserves, less the aggregate of estimated future general and administrative, financing, site restoration and abandonment costs, net of salvage values, and income tax costs, plus the lower of cost and estimated net realizable value of unproved properties. In calculating the ceiling test, year-end prices of oil and natural gas are used and all costs are assumed to be held constant.

Estimated future site restoration and abandonment costs are calculated using the unit-of-production method. Costs are based on engineering estimates using current costs and technology and in accordance with current legislation and industry practices. The annual charge is recorded as additional depletion and depreciation.

Depreciation of equipment and other assets is provided using the declining balance method at rates ranging from 10 percent to 33 percent per annum.

CANADIAN HUNTER EXPLORATION LTD.


                   Notes to Consolidated Financial Statements
                         (THOUSANDS OF CANADIAN DOLLARS)


Year Ended December 31, 2000


INVENTORIES

Inventories of materials and supplies are carried at the lower of average cost and net realizable value.

DEFERRED REVENUE AND OTHER LIABILITIES

Payments received for products not delivered until required in the future are deferred and recorded as revenue when the products are delivered or the right to take delivery expires. Payments received in respect of the natural gas transportation agreement are recorded as revenue over the term of the contract.

FOREIGN CURRENCY TRANSLATION

All of the Corporation's foreign operations are self-sustaining. The accounts are translated using the current rate method in which assets and liabilities are converted to Canadian dollars at the exchange rate in effect at the balance sheet date and revenues and expenses are translated at the monthly average exchange rate during the month in which the transaction occurred. Translation gains or losses are included in a separate component of shareholders' equity.

FINANCIAL INSTRUMENTS

The Corporation periodically enters into financial instrument and commodity contracts to reduce its exposure to adverse changes in commodity prices, interest rates and foreign exchange rates. Costs and gains on hedge contracts are recognized in income in the same period as the hedged transactions are settled. Costs and gains associated with unwinding a hedged position, if material, would be recognized in the same period that the hedged item was recognized in income.

The fair value of accounts receivable, accounts payable and accrued liabilities, income taxes payable, and long-term debt approximates their carrying amounts.

INCOME TAXES

The Corporation follows the liability method in accounting for income taxes. Under this method future tax assets and liabilities are determined based on differences between financial reporting and income tax bases of assets and liabilities, and are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse. The effect on future tax assets and liabilities of a change in tax rates is recognized in net income in the period in which the change occurs.

CANADIAN HUNTER EXPLORATION LTD.


                   Notes to Consolidated Financial Statements
                         (THOUSANDS OF CANADIAN DOLLARS)


Year Ended December 31, 2000


PENSION COSTS

The Corporation has both a defined benefit and a defined contribution pension plan.

(a) Defined benefit plan

For the defined benefit pension plan, the Corporation uses the projected benefit actuarial method prorated on length of service and best estimate assumptions to value benefit obligations. The obligation for the defined benefit pension plan is determined through periodic actuarial reports that are based on projections of interest, employees' compensation levels, and length of service to the time of retirement. Adjustments arising from plan amendments, experience gains and losses, and changes in assumptions are amortized over various periods depending on the nature of the adjustment, ranging from the term of the employment contract to which the adjustment relates, to the estimated average remaining service lives of the related employee group. For the purpose of calculating the expected return on plan assets, those assets are valued at fair value. Current service costs are expensed in the year.

Commencing January 1, 2000, the Corporation prospectively applied the new accounting recommendations for employee future benefits. In applying the new recommendation, the pension liability is calculated using a discount rate based on the current market interest rate of high quality debt instruments rather than an estimated rate. This resulted in a transitional asset of $5,754 which is being amortized over the estimated average remaining service life of 15 years.

(b) Defined contribution plan

Costs associated with the defined contribution pension plan are based upon specific amounts contributed on behalf of participating employees during the year and are expensed as incurred.

SHARE-BASED COMPENSATION PLANS

The Corporation has both an incentive share option plan and an employee share savings plan.

For the incentive share option plan no compensation expense is recognized when options are issued. If the options are repurchased from employees, the excess consideration paid over the exercise price of the option purchased is charged to retained earnings. If the option holder purchases the shares at the option price, the consideration received from the option holder is credited to share capital.

For the employee share savings plan, any contributions made by the Corporation are charged to compensation expense in the current year.

USE OF ESTIMATES

Management is required to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period.

CANADIAN HUNTER EXPLORATION LTD.


                   Notes to Consolidated Financial Statements
                         (THOUSANDS OF CANADIAN DOLLARS)


Year Ended December 31, 2000


2. ACQUISITIONS

Effective March 1, 2000, the Corporation purchased 78 percent of the outstanding shares of Atalaya Energy S.A. ("Atalaya") for cash consideration of US$37,516 (CDN$54,530). Atalaya is engaged in the exploration for and production of natural gas and liquids in Argentina. The Corporation has made an offer to acquire the remaining 22 percent of the outstanding shares of Atalaya. This offer expires September 2001.

This transaction was accounted for using the purchase method with the results of operations included in the consolidated statement of net income from the date of acquisition.

The Corporation allocated the purchase price to the assets and liabilities of the acquired company as follows:

NET ASSETS ACQUIRED

Property, plant and equipment                                                78,367
Net non-cash working capital                                                  3,548
Future income tax liability                                                 (14,242)
Minority interest                                                           (13,143)
                                                                       ------------
                                                                             54,530
                                                                       ============

3. OTHER ASSETS

Prepaid natural gas contract                                                 21,459
Long-term sales tax receivable                                               14,956
                                                                       ------------
                                                                             36,415
Less current portion                                                          3,351
                                                                       ------------
                                                                             33,064
                                                                       ============

PREPAID NATURAL GAS CONTRACT

The Corporation has a prepaid natural gas contract which represents a continuing obligation of a major independent producer to deliver to the Corporation approximately 10,865 mmbtu per day of natural gas. As at December 31, 2000 the remaining obligation totaled 25 bcf of natural gas.

LONG-TERM SALES TAX RECEIVABLE

Long-term sales tax receivable consists of sales tax paid on the purchase of foreign properties. This tax is recoverable as revenue is earned from the properties purchased.

CANADIAN HUNTER EXPLORATION LTD.


                   Notes to Consolidated Financial Statements
                         (THOUSANDS OF CANADIAN DOLLARS)


Year Ended December 31, 2000


4. PROPERTY, PLANT AND EQUIPMENT

                                                                ACCUMULATED
                                                               DEPLETION AND
                                                COST           DEPRECIATION     NET BOOK VALUE
                                             ------------      ------------     --------------

Oil and natural gas properties                  2,830,269        (1,591,124)        1,239,145
Equipment and other assets                         48,703           (35,364)           13,339
                                             ------------      ------------      ------------
                                                2,878,972        (1,626,488)        1,252,484
                                             ============      ============      ============

General and administrative expenses of $11,297 were capitalized in 2000.

5. DEFERRED REVENUE AND OTHER LIABILITIES

Prepaid natural gas contracts                                                 2,115
Future site restoration                                                      37,107
Natural gas transportation agreement                                         13,022
Provision for future lease costs                                              3,613
Pension liability [Note 9]                                                      665
                                                                       ------------
                                                                             56,522
Less current portion                                                          4,256
                                                                       ------------
                                                                             52,266
                                                                       ============

PREPAID NATURAL GAS CONTRACTS

In 1991 the Corporation entered into a natural gas pre-sale agreement with a co-generation facility in Syracuse, New York to supply 120 bcf of natural gas over a 16 year period, and in connection therewith a pre-payment equal to $101,328 was received. As at December 31, 1999, the Corporation's remaining supply commitment totaled 69 bcf of natural gas. On August 2, 2000 the remaining obligation was terminated for a payment of $103,082.

During the year the Corporation entered into an AECO/Nymex differential contract with a third party. As part of the contract, the Corporation received a payment for a call premium on 20,000 mmbtu per day to October 2001.

FUTURE SITE RESTORATION

The Corporation estimates total future site restoration and abandonment costs to be $78,792 at December 31, 2000 of which $37,107 has been accrued as a liability and $5,851 has been charged to income during the year.

CANADIAN HUNTER EXPLORATION LTD.


                   Notes to Consolidated Financial Statements
                         (THOUSANDS OF CANADIAN DOLLARS)


Year Ended December 31, 2000


NATURAL GAS TRANSPORTATION AGREEMENT

The Corporation is a party to a natural gas transportation agreement for the utilization of pipeline capacity of 19,438 mmbtu per day to October 31, 2023. In return, a payment of US$10,500 was received which is being amortized into income over the term of the contract.

PROVISION FOR FUTURE LEASE COSTS

The provision for future lease costs relates to the subleasing of seven floors of space within the Calgary head office. This provision represents the difference between the original lease rate and the estimated amounts recoverable under subleases during the remaining term of the lease which expires in 2003. The provision is being amortized over the term of the lease.

6. LONG-TERM DEBT

Canadian dollar debt                                                        144,271
US dollar debt                                                               90,612
                                                                       ------------
                                                                            234,883
                                                                       ============

BANK CREDIT FACILITIES

The Corporation has arranged $500,000 of unsecured lines of credit with four major Canadian banks. Drawings on these lines have a revolving term which may, at the Corporation's discretion, be converted into an amortizing term. If the term date is not extended, the facilities will become repayable in equal quarterly payments over 4 years. No amount is required to be paid on these facilities within the next year and accordingly no current portion of long-term debt was recognized. The remaining available line of credit at December 31, 2000 is $198,808. The average rate of interest paid by the Corporation during the year on these facilities was 6.21 percent.

INTEREST AND OTHER FINANCING CHARGES

Interest on long-term debt                                                   16,208
Loss on termination of a prepaid natural gas contract                        48,634
Other                                                                           170
                                                                       ------------
                                                                             65,012
                                                                       ============

CANADIAN HUNTER EXPLORATION LTD.


                   Notes to Consolidated Financial Statements
                         (THOUSANDS OF CANADIAN DOLLARS)


Year Ended December 31, 2000


7. INCOME TAXES

The future income tax provision results primarily from the deduction, as permitted by tax legislation, of exploration and development expenditures in advance of the related deductions in the financial statements.

The effective tax rate used in the financial statements differs from the statutory income tax rate due to the following:

INCOME BEFORE TAXES                                                         368,354
Statutory rate                                                                44.87%
                                                                       ------------
Expected income taxes                                                       165,280
Add/(deduct):
Non-deductible crown charges, net of Alberta Royalty Tax Credit              79,313
Resource allowance                                                          (78,716)
Tax benefit not previously recognized                                          (529)
Provincial royalty tax deduction                                             (1,842)
Large corporations tax                                                        2,194
Other                                                                        (5,075)
                                                                       ------------
Provision for income tax expense                                            160,625
                                                                       ------------
Effective tax rate                                                            43.61%
                                                                       ============

CANADIAN HUNTER EXPLORATION LTD.


                   Notes to Consolidated Financial Statements
                         (THOUSANDS OF CANADIAN DOLLARS)


Year Ended December 31, 2000


8. SHARE CAPITAL

Authorized
Unlimited number of common shares

Unlimited number of preferred shares - issuable in series

Issued

Common shares

                                                    SHARES           AMOUNT
                                                   (000's)          ($000's)
                                                 ------------     ------------

BALANCE, BEGINNING OF YEAR                             59,657          347,520
Issued during year                                         12              118
                                                 ------------     ------------
BALANCE, END OF YEAR                                   59,669          347,638
                                                 ============     ============

Certain members of management have the right to receive 92,540 common shares which were issued at a price of $8.63 per share. These common shares were issued under the Corporation's share purchase plan and are held as security for loans receivable from management of $799. For financial statement reporting purposes, these loans have been deducted from shareholders' equity.

COMMON SHARE OPTIONS

The Corporation has an incentive share option plan under which options granted to acquire common shares vest proportionately over five years and expire ten years after the grant date. The exercise price is equal to the market price of the Corporation's common shares on the last trading day preceding the date of grant.

                                                  NUMBER OF
                                                   OPTIONS       WEIGHTED AVERAGE
                                                   (000'S)         PRICE/SHARE
                                                 ------------    ----------------

OUTSTANDING AT BEGINNING OF YEAR                        2,224              9.84
     Granted                                              803             23.92
     Exercised                                           (292)             9.67
     Forfeited                                            (40)            14.46
                                                 ------------      ------------
OUTSTANDING AT END OF YEAR                              2,695             13.99
                                                 ------------      ------------
EXERCISABLE AT END OF YEAR                                153             10.14
                                                 ------------      ------------

CANADIAN HUNTER EXPLORATION LTD.


                   Notes to Consolidated Financial Statements
                         (THOUSANDS OF CANADIAN DOLLARS)


Year Ended December 31, 2000


At December 31, 2000 the following options to purchase common shares were outstanding:

                                           OPTIONS OUTSTANDING                           OPTIONS EXERCISABLE
                            ---------------------------------------------------   --------------------------------
                               NUMBER                                                NUMBER
RANGE OF EXERCISE            OF OPTIONS     WEIGHTED AVERAGE   WEIGHTED AVERAGE    OF OPTIONS     WEIGHTED AVERAGE
     PRICE                    (000'S)        EXERCISE PRICE    YEARS TO EXPIRY      (000'S)        EXERCISE PRICE
-----------------           ------------    ----------------   ----------------   ------------    ----------------

Under $15.00                       1,855      $       9.60               8.0               145      $       9.59
$15.00 to $25.00                      39      $      18.35               8.4                 6      $      18.94
Over $25.00                          801      $      23.94               9.2                 2      $      25.10
                            ------------      ------------      ------------      ------------      ------------
Total                              2,695      $      13.99               8.4               153      $      10.14
                            ============      ============      ============      ============      ============

At December 31, 2000, there were 2,863,286 common shares reserved for the granting of additional options.

EARNINGS PER SHARE AND FUNDS FROM OPERATIONS PER SHARE

Earnings per common share and funds from operations per common share have been calculated using the weighted average number of common shares of 59,574,775. Fully diluted earnings per common share have been calculated based on the assumption that all options issued, to the extent they are not antidilutive, have been exercised. The fully diluted earnings per share amount assumes 62,244,550 fully diluted shares outstanding, and includes imputed interest of $1,725 at a rate of 5 percent on the proceeds from the exercise of options.

CANADIAN HUNTER EXPLORATION LTD.


                   Notes to Consolidated Financial Statements
                         (THOUSANDS OF CANADIAN DOLLARS)


Year Ended December 31, 2000


9. PENSION PLAN

For the current year, the Corporation used an independent actuary for determining the defined benefit pension plan funding and accounting reporting requirements.

Summary information relating to the defined benefit plan at December 31, 2000 is as follows:

Significant actuarial assumptions:
   Expected long-term rate of return on plan assets (%)                         7.0
   Discount rate (%)                                                            7.0
   Rate of compensation increase (%)                                            4.5
                                                                       ------------
Accrued benefit obligation:
   Accrued benefit obligation, beginning of year                             16,450
   Current service cost                                                         222
   Interest cost                                                              1,184
   Actuarial losses                                                             757
   Benefits paid                                                               (904)
                                                                       ------------
   Accrued benefit obligation, end of year                                   17,709
                                                                       ------------
Plan assets*:
   Fair value of plan assets, beginning of year                              21,783
   Actual return on plan assets                                               1,918
   Employer contributions                                                       151
   Benefits paid                                                               (904)
                                                                       ------------
   Fair value of plan assets, end of year                                    22,948
                                                                       ------------
Funded status - plan surplus:                                                 5,239
   Unamortized net actuarial gains                                              552
   Unamortized net transitional asset                                        (5,370)
                                                                       ------------
   Net accrued benefit asset                                                    421
   Net balance sheet liability                                                  665
                                                                       ------------
   Excess of fund assets over net balance sheet liability                     1,086
                                                                       ------------
Pension expense:
   Defined benefit                                                              344
   Defined contribution                                                       1,017
                                                                       ------------
                                                                              1,361
                                                                       ============

*Pension fund assets consist of short-term and money market investments.

CANADIAN HUNTER EXPLORATION LTD.


                   Notes to Consolidated Financial Statements
                         (THOUSANDS OF CANADIAN DOLLARS)


Year Ended December 31, 2000


10. FINANCIAL INSTRUMENTS

FINANCIAL CONTRACTS

To reduce its exposure to adverse changes in commodity prices, interest rates and foreign exchange rates, from time-to-time the Corporation utilizes financial instruments such as swaps and fixed commodity contracts to hedge against market fluctuations.

COMMODITY CONTRACTS

At December 31, 2000, the Corporation had the following natural gas hedging positions in place:

                                                    NOTIONAL                           UNRECOGNIZED
                                                    CONTRACT            AVERAGE          LOSS AT
                                                     AMOUNT           FIXED PRICE      DECEMBER 31,
 CONTACT TYPE          CONTRACT PERIOD              (UNITS)            ($/UNIT)            2000
 ------------          ---------------              --------          -----------      ------------

AECO fixed price       January 2001 to           20,000 GJ/day              $4.15          61,727
                       October 2005
AECO/NYMEX             January 2001 to          20,000 mmbtu/day         US$0.045          11,878
differential           October 2001

The AECO/NYMEX differential has a US$5.00/mmbtu Nymex ceiling. The AECO fixed price contract was entered into simultaneously with the termination of the prepaid natural gas contract.

The above estimated unrecognized amounts are based on the market value of these financial instruments as at year end, and represent the amounts the Corporation would receive or pay to terminate the contracts at year end. No amount for these instruments is recorded in the financial statements.

CREDIT RISK

A significant portion of the Corporation's accounts receivable are due from entities in the oil and gas industry. Concentration of credit risk is mitigated by having a broad customer base, which includes a significant number of companies engaged in joint operations with the Corporation. The Corporation routinely assesses the financial strength of its partners and customers, including parties involved in marketing or other commodity arrangements.

The Corporation is exposed to credit risk associated with possible non-performance by financial instrument counter parties. The Corporation believes the risks of non-performance are minimal as the counter parties are major financial institutions that have an investment-grade credit rating as determined by recognized credit rating agencies. The Corporation also limits its total exposure to individual counter parties.

CANADIAN HUNTER EXPLORATION LTD.


                   Notes to Consolidated Financial Statements
                         (THOUSANDS OF CANADIAN DOLLARS)


Year Ended December 31, 2000


OFF-BALANCE-SHEET RISK

The Corporation entered into a foreign exchange forward contract to hedge its net investment in a self-sustaining foreign subsidiary. This forward contract to exchange US$38,983 for Canadian dollars at an exchange rate of 1.4529 matures on September 2005. As a result of the forward contract, the exchange gains and losses recorded on translation of the subsidiaries' financial statements will be offset by the gains and losses attributable to the foreign exchange forward contract.

11. COMMITMENTS

Operating leases under existing lease commitments are as follows:

2001                                                                         4,869
2002                                                                         4,443
2003                                                                         1,076
                                                                      ------------
                                                                            10,388
                                                                      ============

12. STATEMENT OF CASH FLOW

The net changes in non-cash working capital consist of the following:

CASH (USED IN) PROVIDED BY
Accounts receivable                                                        (148,444)
Inventories                                                                 (14,327)
Accounts payable and accrued liabilities                                     81,774
Income taxes payable                                                         14,200
                                                                       ------------
                                                                            (66,797)
Atalaya Energy S.A. net working capital [Note 2]                              3,548
                                                                       ------------
                                                                            (63,249)
                                                                       ============

The change in non-cash working capital relates to the following activities:

Operating                                                                   (78,246)
Investing                                                                    14,997
                                                                       ------------
                                                                            (63,249)
                                                                       ============

Cash taxes paid in 2000 were $3,009 and cash interest paid in 2000 was $15,419.

CANADIAN HUNTER EXPLORATION LTD.


                   Notes to Consolidated Financial Statements
                         (THOUSANDS OF CANADIAN DOLLARS)


Year Ended December 31, 2000


13. SEGMENTED INFORMATION

The Corporation has operations in Canada and Argentina. All activities relate to the exploration, development and production of oil, liquids and natural gas.

                                                CANADA         ARGENTINA      TOTAL CORPORATE
                                             ------------     ------------    ---------------

Petroleum and natural gas sales                   895,592           13,723          909,315
Property, plant and equipment                   1,096,577          155,907        1,252,484

14. SUBSEQUENT EVENT

Effective December 5, 2001, Burlington Acquisition Corporation, an indirect wholly-owned subsidiary of Burlington Resources Inc., acquired all of the issued and outstanding common shares of the Corporation.

15. UNITED STATES ACCOUNTING PRINCIPLES

These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in Canada ("Canadian GAAP"). These principles, as they pertain to the Corporation's consolidated financial statements, conform in all material respects with accounting principles generally accepted in the United States ("U.S. GAAP") except that:

(a) Unrealized gains and losses relating to the translation of long-term monetary liabilities repayable in foreign funds are deferred and amortized over the remaining term of the liability. In accordance with U.S. GAAP, these gains and losses would be recognized in earnings in the period in which they occur.

(b) U.S. GAAP requires recognition of an additional minimum pension liability equal to the excess of the unfunded accumulated benefit obligation over the accrued pension cost. The additional minimum pension liability is recognized in other comprehensive income, a component of shareholders' equity, to the extent it exceeds the sum of the unrecognized prior service cost.

(c) The Canadian GAAP ceiling test is comparable to the method promulgated by the Securities and Exchange Commission ("SEC") except that the SEC method requires the projected future net cash from proved reserves be discounted at 10 percent and does not require a deduction for general and administrative and financing cost from those net cash flows.

(d) Prior to January 1, 2001, fully diluted per share amounts under Canadian GAAP are calculated utilizing the imputed earnings method which incorporates the dilutive effect of the stock options outstanding under the stock option plan and the imputed interest earned on the cash received upon conversion of these options. In accordance with U.S. GAAP, the treasury stock method calculates the diluted per share amounts assuming the proceeds that arise from the exercise of outstanding, in the money options are used to purchase common shares of the Corporation at their average market price for the period. Effective January 1, 2001, Canadian GAAP requires the use of the treasury stock method.

(e) In accordance with Canadian GAAP, the payment associated with the cash settlement of stock options is included as a reduction of shareholders' equity when the stock options are cash settled as long as the cash settlement was at the holder's option. Under U.S. GAAP, when options include a cash settlement feature, compensation expense is recognized in the Consolidated Statement of Net Income and Retained Earnings over the vesting period and is adjusted for changes in the quoted market price of the common stock between the grant date and the measurement date.

CANADIAN HUNTER EXPLORATION LTD.


                   Notes to Consolidated Financial Statements
                         (THOUSANDS OF CANADIAN DOLLARS)


Year Ended December 31, 2000


(f) In accordance with Canadian GAAP, the implementation of a new tax rate is applied to the computation of income taxes in the period in which it has been substantially enacted. A tax rate is substantially enacted when the proposed change is specified in sufficient detail to be understood and applied in practice, has been drafted in legislative or regulatory form and has been tabled in Parliament or presented in Council. Under U.S. GAAP, a new tax rate cannot be applied until the period it has been enacted into law.

(g) In accordance with Canadian GAAP, foreign currency translation adjustments arising upon consolidation of self-sustaining foreign subsidiaries are recorded directly to the cumulative translation adjustment, a separate component of shareholders' equity. Under U.S. GAAP, these foreign currency translation adjustments are included in other comprehensive income which is a component of shareholder's equity.

(h) Under U.S. GAAP, funds from operations per share cannot be reported in the financial statements.

(i) In accordance with Canadian GAAP, the fair value and unrealized gains and losses of financial instruments qualifying as cash flow hedges are not recorded on the balance sheet. The costs and gains on hedge contracts are recognized in income in the same period as the hedged transactions are settled. Effective January 1, 2001, under U.S. GAAP, the fair value of those instruments are reflected as an asset or liability on the balance sheet with the effective portion of the unrealized gains or losses included in other comprehensive income. The ineffective portion of unrealized gains and losses as well as the fair market value of any derivatives not designated or qualifying as hedges are reflected in earnings.





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